Exhibit 5.1

July 6, 2015

Ascent Solar Technologies, Inc. 12300 North Grant Street Thornton, CO 80241

Re:	Re: Ascent Solar Technologies, Inc.
Ladies and Gentlemen:
We have acted as counsel to Ascent Solar Technologies, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance and sale of up to 7,275,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), pursuant to a Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Shares consist of (i) 5,030,000 shares of Common Stock that may be issued under the Company’s Seventh Amended and Restated 2005 Stock Option Plan (the “Option Plan”) and (ii) 2,245,000 shares that may be issued under the Company’s Sixth Amended and Restated 2008 Restricted Stock Plan (the “Restricted Stock Plan”).
We have examined the Registration Statement and such documents and records of the Company as we have deemed necessary for the purpose of this opinion. Based on such review, we are of the opinion that the Shares have been duly authorized, and if, as and when issued in accordance with the Option Plan or the Restricted Stock Plan, as applicable, will upon such issuance and sale, be validly issued, fully paid and nonassessable.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Commission promulgated thereunder, or Item 509 of Regulation S-K.
This opinion letter is rendered as of the date first written above. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

Very truly yours,
FAEGRE BAKER DANIELS LLP
By: /s/ James H. Carroll
James H. Carroll